Exhibit 99.1
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES PRICING OF
$250 MILLION PUBLIC OFFERING OF SENIOR UNSECURED NOTES

Houston, TEXAS (October 3, 2013) – Weingarten Realty Investors (NYSE: WRI) announced today the pricing of $250 million of 4.45% Notes due 2024 in an underwritten public offering. The notes were offered at 99.583% of the principal amount with a yield to maturity of 4.499%. The offering is scheduled to close on October 15, 2013, subject to customary closing conditions.
Weingarten intends to use a portion of the net proceeds of the offering to repay amounts outstanding under its unsecured revolving credit facility and net excess proceeds will be invested in short-term instruments and used to pay down future debt maturities or for general business purposes.
J.P. Morgan Securities LLC, RBC Capital Markets, LLC, and Wells Fargo Securities, LLC served as joint book-running managers. Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc., PNC Capital Markets LLC, Regions Securities LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, Capital One Securities, Inc., SMBC Nikko Securities America, Inc., and The Williams Capital Group, L.P. served as co-managers for the offering.
Copies of the prospectus and related prospectus supplement, when available, may be obtained from: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, or by calling: 212-834-4533 (collect); or RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, New York, New York 10281, Attention: Debt Capital Markets, or by calling 866-375-6829, or by emailing usdebtcapitalmarkets@rbccm.com.; or Wells Fargo Securities, LLC, Attention: Capital Markets Client Support, 1525 West W.T. Harris Blvd. NC0675, Charlotte, NC 28262, or by calling 800-326-5897.

An effective registration statement is on file with the Securities and Exchange Commission (“SEC”), and a copy of the prospectus supplement, together with the prospectus, also will be available on the SEC’s website at www.sec.gov. This news release does not constitute an offer to sell or a solicitation of any offer to buy such securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Weingarten Realty Investors
Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At June 30, 2013, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 281 properties which are located in 21 states spanning the country from coast to coast. These properties represent approximately 51.5 million square feet of which our interests in these properties aggregated approximately 30.8 million square feet of leasable area.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates and projections about the industry and markets in which Weingarten operates, management's beliefs, and assumptions made by management. It is important to note that Weingarten's actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Reference is made to Weingarten's regulatory filings with the SEC for information or factors that may impact Weingarten's performance.